10f-3 REPORT

SMITH BARNEY MUNI FUNDS
LIMITED TERM PORTFOLIO

April 1, 2003 through September 30,2003

	      Trade							% of
Issuer	Date	 Selling Dealer	Amount   Price	Issue (1)

Puerto Rico 4/11/03 Merrill Lynch $2,000,000 $108.775   0.79
Commonwealth
Highway
Authority,
5.000%
due 7/1/26

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.